Exhibit 99.1

Press Release

China Security & Surveillance Technology Reports Third Quarter 2007 Financial Results

- 3Q07 Revenue Increases 50.6% to $65.4 Million Compared to 3Q06 -

- Company Provides Financial Outlook for 4Q07 and 2008 -

SHENZHEN, China, November 12, 2007 -- China Security & Surveillance Technology, Inc. ("China Security" or the "Company") (NYSE: CSR), a leading provider of digital surveillance technology in China, today reported its financial results for the third quarter ending September 30, 2007.

The Company reported GAAP earnings per diluted share of $0.29 for the third quarter of 2007 compared to $0.36 in third quarter of 2006. Results for the third quarter of 2007 include: (1) approximately $4.4 million, or $0.11 per diluted share, of non-cash expense related to the accrual of amounts payable under outstanding convertible notes in the event that such notes are redeemed (as described below under the caption "Explanation of Redemption Accrual"); (2) approximately $1.4 million, or $0.04 per diluted share, of non- cash expense related to the amortization of intangible assets and (3) approximately $1.0 million, or $0.02 per diluted share, of non-cash expense related to the accrual of employee compensation. Additionally, the Company realized a one-time gain of $5.5 million, or $0.14 per share, related to the disposal of property and land use rights. Excluding non-cash expenses and one- time gains for the third quarter 2007 versus the prior year period, diluted earnings per share was $0.32, compared to $0.37 per diluted share in the third quarter of 2006 (see "About Non-GAAP Financial Measures" toward the end of this release). Diluted share count increased 43% in the third quarter of 2007 to 40.5 million from 28.4 million in the third quarter of 2006.

Revenue increased 50.6% to $65.4 million compared to $43.4 million in the third quarter of 2006. Revenue growth was modestly slower than expected as a result of an increase in the size of the contracts signed, which resulted in a longer installation time. Historically, average contract size was $1-1.5 million. Recent contracts have ranged from $5-8 million. Consequently, the time duration to fulfill some of these newer contracts has increased from 6-12 weeks historically to 15-20 weeks presently.

Mr. Guo Shen Tu, Chief Executive Officer of China Security, commented, "We are pleased with the traction we are beginning to see not only in our organic business, but also with the integration of recent acquisitions and the launch of new business divisions such as operating services. During the third quarter, we secured forty-nine new contracts across a wide array of private businesses as well as local and city governments. We are seeing significant demand from government Safe-City contracts, and importantly, the size, duration, and potential margins of the contracts we are signing are increasing."

Third quarter gross profits increased $6.9 million, or 53.5%, to $19.7 million from $12.8 million for the same period last year. Gross margin for the third quarter was 30.2%, as compared to 29.6% for the same period of 2006. The increase in gross margin reflected the recognition of sales of some higher- margin Safe City projects. The sequential increase in margin from 28.6% in the second quarter reflects the Company's ongoing improvement in economies for scale and improved pricing strength.

Income from operations in the third quarter increased 20.7% to $13.0 million from $10.8 million in the prior year's third quarter. Operating margin decreased to 19.9% from 24.8% in the third quarter last year which is primarily due to the increase of the Company's selling and marketing expenses and the general and administrative expenses. However, recent higher margin business led to higher sequential margins from 18.4% in the second quarter of this year.

Net income in the third quarter of 2007 increased 14% to $11.7 million, up from $10.3 million in the same quarter last year. GAAP net income per share was $0.29, versus $0.36 in the third quarter 2006. Net income per share takes into account approximately $6.8 million non-cash expense, or $0.17 per share on a diluted basis. Excluding these non-cash charges, and a one-time gain of $0.14 on the disposal of property and land use rights, diluted EPS for the third quarter would have been $0.32.

The Company's cash position in the third quarter was $79.8 million, down from $91.8 million at the end of the second quarter. Total debt at the end of the third quarter of 2007 was $130 million.

Financial Outlook

For the fourth quarter of 2007, the Company expects to achieve revenues between $80-85 million, including revenues from completed acquisitions. Excluding the non-cash charges related to the redemption amount payable on convertible notes, the accrual of performance based employee compensation and the amortization of intangible assets related to the Company's recent acquisitions, the Company expects to achieve an adjusted net income of at least $14 million in the fourth quarter of 2007.

The Company estimates that non-cash interest expenses associated with the redemption amount payable on convertible notes, the accrual of performance based employee compensation and the amortization of intangible assets related to the Company's recent acquisitions for the fourth quarter, will be approximately $4.4 million, $2.8 million and $1.7 million respectively. Non- cash expense related to the accrual of amounts payable on the offsetting convertible notes should total approximately $13 million for 2007 and approximately $17.6 million in 2008.

For the full year 2008, the Company targets to achieve revenues between $350-$370 million. Full year 2008 revenue estimates include contributions from completed acquisitions and eight announced letter of intents to date. The Company expects the manufacturing and systems integration businesses to continue to be the main revenue contributors in 2008. In addition, the Company expects to see an initial pick-up of business from operating services and international products during 2008.

Excluding the non-cash charges related to the redemption amount payable on convertible notes, the accrual of performance based employee compensation and the amortization of intangible assets related to the Company's recent acquisitions, the Company expects to achieve an adjusted net income of $65-$75 million and adjusted diluted earnings per share of $1.50 to $1.75.

Mr. Tu concluded, "We are excited about our opportunities in the security services market. Our three core operating divisions ¨C manufacturing, security systems and installation, and operating services are all showing signs of contributing significantly to future growth. We have shown substantial traction in the manufacturing and systems integration business, and with our recent first contract win for the operating services business, we are optimistic that the operating services division will also become a key component of our business. In the coming year, we plan to introduce an international product division, which will help non-Chinese security solutions providers enter the Chinese market by leveraging our distribution and sales network. This will also allow us the opportunity to introduce international providers' products into our total solutions. We believe that the new operating services division and the burgeoning international product division will not only begin to shift our revenue model from one strictly of project work to recurring revenue, it will also ensure continued growth of our business in China.

We believe we have built an infrastructure to optimally grow our security and surveillance business and we expect to continue to be a market leader and consolidator in our markets. Demand for our products and services continues to be strong and the healthy size of our new contracts is evidence of market confidence in our ability to deliver solutions. We believe we have put in place the best possible strategy for growing internally and through strategic acquisitions in order to position China Security as the leader in providing turnkey security solutions. Our ubiquitous brand name has made our products and services a natural choice for our customers in China. We expect that as the size of contracts continues to grow and we are increasing able to provide a full spectrum of security solutions to our customers, the benefits of our strategy will be reflected in our financial performance."

Explanation of Redemption Accrual

The Company raised $60 million and $50 million through two guaranteed senior unsecured convertible note financings with Citadel Equity Fund Ltd. in February 2007 and April 2007, respectively. These notes bear interest at a rate of 1% per annum and are due in 2012. Under the indentures, if the notes are not converted before their respectively maturities, the notes are to be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest.

As of September 30, 2007, the Company accrued $9.3 million as a redemption amount payable under the notes, which was included in interest expense in the third quarter of 2007. Unlike the annual interest rate of 1% that the Company is actually paying out to the note holders under the note on a semi-annual basis, the Company would only pay the accrued redemption amount under the notes if the notes are not converted into the Company's common stock before their respective maturities and are redeemed in accordance with its terms. Nevertheless, the Company believes that it must accrue the entire redemption amount under U.S. generally accepted accounting principles. This accrual is expected to result in non-cash expense of approximately $17.6 million annually beginning in 2008.

Conference Call

The Company will hold a conference call to discuss the financial results at 5:00 p.m. ET today. The Company invites you to join the call by dialing 913-312-1429. A live webcast of the conference call will be available at www.csst.com. A replay of the call will be available from November 12, 2007 to November 19, 2007. Listeners may access the replay by dialing 719-457- 0820, passcode: 4616988.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout China. China Security has manufacturing facilities in China and a R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network throughout China. To learn more about the Company visit www.csst.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the accrual for the redemption amount payable under certain outstanding convertible notes issued by the Company and certain other non-cash charges. China Security believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that China Security's management excludes when it internally evaluates the performance of China Security's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Security. Accordingly, management excludes the expense arising from the accrual of redemption amounts payable under its outstanding convertible notes and certain other non-cash charges when making operational decisions. China Security believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Security's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Security's performance using the same methodology and information as that used by China Security's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non- GAAP financial measure. However, China Security's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

All amounts, other than for share and per share amounts, in millions of U.S. dollars
	Three Months Ended Sept. 30,
	2007	2006
GAAP Net Income	$11.70	10.26
Addition:
Depreciation and amortization	1.44	0.38
Non-cash employee compensation	0.99	-
Redemption accretion on convertible notes	4.36	-
Non-GAAP Net Income	$18.49	10.64

GAAP Diluted EPS	0.29	0.36
Addition:
Depreciation and amortization	0.04	0.01
Non-cash employee compensation	0.02	0.00
Redemption accretion on convertible notes	0.11	0.00
Adjusted EPS	0.46	0.37

Share used in computing net income per share (diluted)	40,512,247	28,377,362

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for security and surveillance products, our expectations regarding the continued growth of the security and surveillance market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward- looking statements, except as required by law.

Company Contact:
Kewa Luo
Tel:  212-588-0885
Email: ir@csst.com

Investor Contact:
ICR: Bill Zima & Ashley Ammon MacFarlane
Tel:  203-682-8200

-- FINANCIAL TABLES TO FOLLOW --

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Expressed in thousands of U.S. dollars

(Except for share and per share amounts)

	September 30,	December 31,
	2007	2006
	(Unaudited)
	USD	USD
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$79,787	$30,980
Accounts receivable, net	50,625	26,754
Related party receivables	434	440
Inventories, net	41,998	19,721
Prepayments & deposits	2,532	3,533
Advances to suppliers	3,726	2,889
Other receivables	6,355	1,697
Tax refundable	80	-
Deferred tax assets - current portion	39	41
Total current assets	185,576	86,055

Deposits for acquisition of subsidiaries and properties	40,188	-
Property, plant and equipment, net	22,937	8,339
Land use rights, net	1,980	1,152
Intangible assets	40,442	9,997
Investment, at cost	13	12
Goodwill	52,231	8,426
Deferred financing cost	159	-
Deferred tax assets - non-current portion	480	462
TOTAL ASSETS	$344,006	$114,443

	September 30,	December 31,
	2007	2006
	(Unaudited)
	USD	USD
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable - short term	$10,331	$2,272
Accounts payable	16,998	4,000
Accrued expenses	2,452	749
Advances from customers	13,193	5,432
Taxes payable	3,229	1,660
Payable for acquisition of business	21,438	7,500
Deferred income	859	831
Due to a director	-	76
Total current liabilities	68,500	22,520

LONG-TERM LIABILITIES
Notes payable - long term	799	2,010
Convertible notes payable	119,338	-
Total liabilities	188,637	24,530

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	165	94

SHAREHOLDERS' EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized 39,884,136 (September 30, 2007) and 31,824,938 (December 31, 2006) shares issued and outstanding	4	3
Additional paid-in capital	85,463	45,320
Retained earnings	61,977	41,483
Statutory reserves	804	804
Accumulated other comprehensive income	6,956	2,209
Total shareholders' equity	155,204	89,819
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$344,006	$114,443

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Expressed in thousands of U.S. dollars

(Except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	USD	USD	USD	USD

Revenues	$65,438	$43,448	$156,014	$66,057

Cost of goods sold	45,700	30,588	111,265	45,763

Gross profit	19,738	12,860	44,749	20,294

Selling and marketing	1,455	393	2,913	686

General and administrative	3,836	1,302	9,395	1,975
(including non-cash employee compensation for the three and nine months ended September 30, 2007 and 2006 of $989, $2,055, $0 and $0, respectively)

Depreciation and amortization	1,436	383	3,326	572

Income from operations	13,011	10,782	29,115	17,061

Rental income received from related party	124	127	380	373

Interest income	89	-	314	-

Interest expense	(4,768)	-	(10,192)	-

Equity in net loss of affiliated companies	-	(7)	-	(7)

Gain on disposal of land use right and property	5,517	-	5,517	-

Other income, net	329	123	1,047	577

Income before income taxes and minority interest	14,302	11,025	26,181	18,004

Minority interest in income of consolidated subsidiaries	(19)	(6)	(17)	(6)

Income taxes	(2,587)	(773)	(5,670)	(1,716)

Income from continuing operations	11,696	10,246	20,494	16,282

Loss from discontinued operations, net of taxes	-	(18)	-	(18)

Gain on disposal of discontinued operations, net of taxes	-	34	-	34

Net income	11,696	10,262	20,494	16,298

Foreign currency translation gain	2,185	708	4,747	925

Comprehensive income	$13,881	$10,970	$25,241	$17,223

Net income per share
Basic	$0.30	$0.37	$0.57	$0.66
Diluted	$0.29	$0.36	$0.54	$0.65

Weighted average number of shares outstanding

Basic	38,547,263	27,647,979	35,807,815	24,597,358
Diluted	40,512,247	28,377,362	37,772,753	25,118,122

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Expressed in thousands of U.S. dollars

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,494	$16,298
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,326	572
Amortization of loan origination fees	--	10
Issue of warrants for investor relation services	--	185
Amortization of consultancy services	91	78
Amortization of deferred financing cost	18	--
Non-cash employee compensation	2,055	--
Gain on disposal of land use right and property	(5,517)
Redemption accretion on convertible notes	9,338	--
Equity in net loss of affiliated companies	--	7
Non-cash adjustments related to discontinued operations	--	(16)
Deferred taxes	7	(1,088)
Minority interest	17	6

Changes in operating assets and liabilities, net of effects from business acquisitions:
(Increase) decrease in:
Accounts receivable	(16,669)	(5,061)
Related party receivables	23	2,674
Inventories	(10,299)	(12,687)
Prepayments & deposits	1,074	62
Advances to suppliers	183	(2,936)
Other receivables	(3,369)	(2,269)

Increase in:
Accounts payable and accrued expenses	2,640	1,690
Advances from customers	6,664	--
Related party payables	--	109
Tax payable	1,236	631
Deferred income	61	599
Net cash provided by (used in) operating activities	11,373	(1,136)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
	USD	USD
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(9,273)	(4,427)
Additions to intangible assets	(854)	(31)
Additions to land use rights	(587)	-
Deposits paid for acquisition of subsidiaries	(18,148)	-
Deposits paid for acquisition of properties and intangible assets	(22,040)	-
Net cash outflow for acquisition of subsidiaries (net of cash acquired from subsidiaries)	(36,378)	(107)
Proceeds from dispositions of discontinued operations	-	571
Proceeds from disposal of land use right and property	6,125	-
Net cash used in investing activities	(81,155)	(3,994)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to a director	(73)	12
Issuance of common stock, net of issuing expenses	2,654	22,285
New borrowings, net of issuing cost	117,812	3,508
Repayment of borrowings	(3,481)	-
Net cash provided by financing activities	116,912	25,805

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,677	526

NET INCREASE IN CASH AND CASH EQUIVALENTS	48,807	21,201

Cash and cash equivalents, beginning of period	30,980	2,277
CASH AND CASH EQUIVALENTS, END OF PERIOD	$79,787	$23,478